RAYMOND JAMES

March 31, 2011

CONFIDENTIAL

Mr. Jeremy Feakins
Chairman & CEO
Ocean Thermal Energy Corporation
800 South Queen Street
Lancaster, PA 17603

Re: Baha Mar SDC Project

Gentlemen:

1.            This letter agreement (the “Agreement”) confirms the agreement of Ocean Thermal Energy Corporation, its affiliates, subsidiaries and/or successors (the “Company”) to engage Raymond James & Associates, Inc. (“Raymond James”) during the Term (as defined below) to act as provided herein as exclusive project advisor and sole book running manager of the Project Senior Debt, if needed, as defined below, in connection with the financing of the Company’s installation of 12,000 ton seawater district cooling facility for use at the Baha Mar Resort in Nassau Bahamas (the “Project”). The term of Raymond James’ engagement hereunder shall commence on the date hereof and continue pursuant to Section 5 hereof (the “Term”). The Company and Raymond James are hereinafter each referred to as, a “Party” or collectively as, the “Parties.”

The Project is estimated to have a total capital cost of approximately seventy-eight million U.S. dollars (US$78,000,000) (the “Total Project Costs”) and is expected to be financed on a project-financed basis with the issuance of approximately fifty-eight million U.S. dollars (US$58,000,000) of senior debt (the “Project Senior Debt”) and approximately twenty million U.S. dollars (US$20,000,000) of cash equity (the “Project Equity”).

Raymond James accepts and understands that the timing and delivery of its services under this Agreement are oriented by the milestones set forth in Appendix B.

On the terms and subject to the conditions of this Agreement, Raymond James will provide such financial and market-related advice and assistance as may be necessary and appropriate and mutually agreed upon by the Company and Raymond James, which may include assisting the Company in analyzing, structuring, negotiating, and effecting the Project, including, but not limited to, the preparation and analysis of a financial model for the Project and a review of the Project’s proposed financing structure.

With respect to the Project Senior Debt and the Project Equity, during the Term, and except as acknowledged and agreed in the immediately preceding paragraph, the Company shall not (and shall cause its subsidiaries not to): (i) directly or indirectly (except as otherwise disclosed to and approved in writing by Raymond James) offer any of the Project Senior Debt and the Project Equity, for sale to, or solicit any offer to buy any of the Securities from, or otherwise contact, approach or negotiate with respect thereto with any person or persons except through Raymond James, except those potential financing parties described in Appendix A to this Agreement, which financing parties the Company has had conversations with prior to the date of this Agreement, or (ii) authorize anyone other than Raymond James to act on its behalf in connection with the sale or placement of the Project Senior Debt and/or the Project Equity. The Company shall promptly refer to Raymond James all offers, inquiries and proposals relating to any sale or placement of the Project Senior Debt made to the Company at any time during the Term.

2.             For Raymond James’ services hereunder, the Company agrees to pay fees to Raymond James in cash as follows:

(a)           The Company will pay Raymond James a project advisory fee equal to one percent (1.00%) of the Total Project Costs (the “Project Advisory Fee”), which fee shall be payable in cash when a financial closing of the Project Senior Debt occurs, whether or not physical construction is commenced at that time (the “Financial Closing”). The Project Advisory Fee is payable to Raymond James only and does not include any fees or expenses that may be due to Raymond James as an underwriter of the Project Senior Debt or a third party as a lender.

(b)           Except as provided in Section 2(d), if the Company requests Raymond James to underwrite or place any of the Project Senior Debt, the Company will pay Raymond James a debt financing completion fee equal to two percent (2.00%) of the Project Senior Debt underwritten or placed by Raymond James (the “Debt Financing Completion Fee”), which fee shall be payable in cash when the Financial Closing occurs. The Debt Financing Completion Fee is payable to Raymond James only and does not include any fees or expenses that may be due to a third party as a lender or investor.

(c)           Except as provided in Section 2(d), the Company will pay Raymond James an equity completion fee equal to four percent (4.00%) of the Project Equity identified and placed, which fee shall be payable in cash at the Financial Closing (the “Project Equity Completion Fee”). The Project Equity Completion Fee is payable to Raymond James only and does not include any fees or expenses that may be due to a third party as an investor.

(d)           As an exception to the fees payable pursuant to 2(b) and 2(c) above, if the Company requests Raymond James to underwrite or place any of the Project Senior Debt pursuant to Section 2(b) or to underwrite or place any of the Project Equity pursuant to Section 2(c) and to the extent such placement involves any of the financing parties described in Appendix A of this Agreement (the “Appendix A Parties”), the Company will pay Raymond James a financing completion fee equal to one percent (1.00%) of the Project Senior Debt and/or Project Equity underwritten or placed with Appendix A Parties by Raymond James (also, the “Financing Completion Fee”), which fee shall be payable in cash when the Financial Closing occurs.

(e)           Whether or not any transaction is consummated, in addition to any fees payable to Raymond James, the Company will reimburse Raymond James, upon its request from time to time, for all reasonable, out-of-pocket expenses incurred by it in entering into and performing services pursuant to this Agreement (including coach air travel, reasonable business class hotels, as well as the reasonable fees, disbursements and other charges of its legal counsel retained with the approval of the Company, if any). In no event will Raymond James be responsible for any expenses incurred in connection with the issuance and sale of the Project Senior Debt or the Project Equity including the fees and expenses of underwriters’ counsel, or of any counsel designated by purchasers of the Project Senior Debt to act for them. The Parties understand that Company will want fee estimates for its approval from third party service providers (such as legal counsel), whether such service providers are advising Raymond James or underwriter’s counsel.

For clarity sake, if Raymond James is not requested by the Company to underwrite or place the Project Senior Debt, then Raymond James shall only receive the Project Advisory Fee in addition to the Project Equity Completion Fee, if earned, as compensation.

3.             Except to the extent legally required (after consultation with Raymond James and its counsel), none of: (i) the name of Raymond James, (ii) any advice rendered by Raymond James to the Company, or (iii) the terms of this Agreement or any communication from Raymond James in connection with the services performed by Raymond James pursuant to this Agreement will be quoted or referred to in writing, or in the case of (ii) and (iii), reproduced or disseminated, by the Company or any of its affiliates or any of their agents, without Raymond James’ prior written consent; provided, however, that the Company may make any disclosures of information about the Project financing plans to its employees, agents, advisors, consultants, subsidiaries, and owners and to potential and actual counterparties, equity investors and Project co-owners as may reasonably be required or appropriate in connection with the Project and the development and financing thereof.

4.             The Company will furnish Raymond James with such information in the Company’s or its subsidiaries’ possession (and subject to any confidentiality restrictions) as Raymond James reasonably believes appropriate to its assignment (all such information so furnished being the “Information”). The Company recognizes and confirms that Raymond James: (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having assumed responsibility for independently verifying the same, (ii) does not assume responsibility for the accuracy, completeness or reasonableness of the Information and such other information, and (iii) will not make an appraisal of any assets or liabilities (contingent or otherwise) of the Company. To the best of the Company’s knowledge, the information to be furnished by or on behalf of the Company, when delivered, will be true and correct in all material respects and will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading. The Company will promptly notify Raymond James if it learns of any material inaccuracy or misstatement in, or material omission from, any Information previously delivered to Raymond James.

5.             Raymond James’ services hereunder may be terminated for convenience by the Company at any time at the Company’s sole and absolute discretion (“Termination for Convenience”). Any such termination shall be effected by a written notice from the Company to Raymond James that this Agreement is terminated and the date upon which such termination becomes effective. Upon written termination to Raymond James, the Company agrees to the payment of termination fee provided for in Section 6. The Termination Payment shall be deemed a liquidated damages payment and not a penalty. The Company’s payment of the termination fee shall be the sole and exclusive liability of the Company and the sole and exclusive remedy of Raymond James with respect to the termination of the Agreement pursuant to this Section.

6.             In addition to the Company’s right to terminate this Agreement pursuant to Section 5, Raymond James’ services hereunder may be terminated by the Company or Raymond James upon thirty (30) days’ prior written notice and, except as expressly stated in Section 2(e) above and below in this Section 6, without liability or continuing obligation of the Company or Raymond James; however, in the event that the termination of Raymond James’ services hereunder is made by the Company without Cause (as defined below), the Company or any of its subsidiaries agrees to, announces or enters into a binding definitive agreement in respect of an Alternative Transaction (as defined below), the Company shall pay Raymond James a termination fee equal to fifty thousand U.S. dollars (US$50,000) for each month from the date hereof until the date of termination up to a maximum of the Project Advisory Fee identified in Section 2(a), together with reimbursement of all of Raymond James’ expenses and disbursements pursuant to Section 2(e), which fee shall become payable in full in all cases upon closing of the Alternative Transaction, as applicable, and provided that Sections 2(e), 3, 6, 7, 9, 10, 11, and 12 hereof shall remain operative and in full force and effect regardless of any termination or expiration of this Agreement. For purposes of this Section 6, “Cause” shall mean conduct by Raymond James in performing this engagement that constitutes gross negligence or willful misconduct and which has not been redressed by Raymond James in good faith after twenty (20) days’ written notice from the Company specifying that the Company believes that such conduct constitutes “Cause.” To be clear, failure to meet a milestone provided for in Appendix B shall not, in of itself, constitute “Cause.” For purposes of this Section 6, an “Alternative Transaction” means a transaction for the financing of the Project by the Company or one or more of its subsidiaries, other than the Project Senior Debt contemplated herein.

Any Termination Fee payable under this Section 6 will constitute liquidated damages of Raymond James and will not constitute a penalty.

7.             Raymond James may, at its own expense, place customary tombstone announcements or advertisements in financial newspapers and journals describing its services hereunder, subject to the Company’s approval, which shall not be unreasonably withheld.

8.             The Company acknowledges and agrees that Raymond James has been retained to act solely as an advisor to the Company, and not as an advisor to any other person, and the Company’s engagement of Raymond James is not intended to confer rights upon any person (including shareholders, employees or creditors of the Company) not a party hereto as against Raymond James or its affiliates, or their respective directors, officers, employees or agents, successors, or assigns. Raymond James shall act as an independent contractor under this Agreement, and not in any other capacity including as a fiduciary, and any duties arising out of its engagement shall be owed solely to the Company.

9.             Raymond James and its affiliates are involved in a wide range of activities from which conflicting interests or duties may arise. Information which is held elsewhere within Raymond James but of which none of the individuals of Raymond James involved in providing the services contemplated by this engagement actually has knowledge, will not for any purpose be taken into account in determining Raymond James’ responsibilities to the Company under this engagement. Raymond James will not have any duty to disclose to the Company or utilize for the Company’s benefit any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on its own account or otherwise) or otherwise carrying on its business.

10.           The Company agrees to the indemnification and other agreements set forth in the Indemnification Agreement attached hereto, the provisions of which are incorporated herein by reference and shall survive the termination, expiration, or supersession of this Agreement.

11.           (i)            This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this agreement (“claim”), directly or indirectly, shall be governed by and construed in accordance with the laws of the State of New York without reference to any conflicts of law rules that would require the application of a different state’s law. The Company and Raymond James shall attempt in good faith to settle any claim or controversy arising out of, or relating to, this agreement through consultation and negotiation, in good faith and a spirit of mutual cooperation. If those attempts fail, either Party may demand that the dispute be arbitrated, in New York, New York, by three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association. The panel shall not have the power to award any incidental, consequential, exemplary, punitive, or like damages, but may award attorney’s fees to either Party. Each Party shall bear all of its own expenses and pay one-half of the fees and expenses of the arbitration. The decision of the panel shall be final and binding and may be enforced in any court of competent jurisdiction. The decision of the panel shall be in writing. Except for claims of indemnification pursuant to the indemnification agreement, the procedure set forth in this Section 10(a) is the exclusive means for resolving any dispute between the Parties arising out of, or relating to, this agreement, and neither Party may initiate or maintain any proceeding in any court or similar tribunal relating to any dispute under this agreement; provided that either Party may seek equitable relief to the extent reasonably necessary to protect its rights under this Agreement. The Company and Raymond James agree that the courts of the State of New York shall have jurisdiction over the enforcement/adjudication of such matters, and the Company and Raymond James consent to the jurisdiction of such courts and personal service with respect thereto.

(ii)            As an explicit exception to the terms of Section 10(i), above, the Company hereby consents to personal jurisdiction, service and venue in any court in which any claim arising out of or in any way relating to this agreement is brought by any third party (“Third Party Proceeding”) against Raymond James or any indemnified party. Each of Raymond James and the Company waives all right to trial by jury in any Third Party Proceeding (whether based upon contract, tort or otherwise) arising out of or in any way relating to this Agreement. The Company agrees that a final judgment in any third party proceeding arising out of or in any way relating to this agreement brought in any such court shall be conclusive and binding upon the Company and may be enforced in any other courts the jurisdiction of which the Company is or may be subject, by suit upon such judgment.

12.           This Agreement (including the attached Indemnification Agreement) embodies the entire agreement and understanding between the Parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both Raymond James and the Company. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

This Agreement shall be binding upon the Company and Raymond James and their respective successors and assigns.

If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below, whereupon this Agreement and your acceptance shall constitute a binding agreement between us.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

By: /s/ George Longo
Name: George Longo
Title: Managing Director

Accepted and agreed to as of the date first above written:

OCEAN THERMAL ENERGY CORPORATION

By: /s/ Jeremy P. Feakins
Name: Jeremy P. Feakins
Title: Chairman of the Board and Chief Executive Officer

Ocean Thermal Energy Corporation
Baha Mar SDC Project

APPENDIX A

Financing Parties Contacted by OTE Corporation

Gottex
Inter-American Development Bank
Barclays Capital
Macquarie Cook Power (Houston)
Vantage Point Venture Partners
Kairos Energy Capital
Draper Fisher Jurvetson (DFJ)
Starwood
Koiohala Ventures
Blue Hill Partners
EIG Global Energy Partners (formerly TCW Trust Company of the West)
BNP Paribas
GE Energy Finance
Citigroup
First Reserve Corp
Riverstone Holdings
D E Shaw (Laminar)
Scocia Capital
BTMU Capital
NGP Capital Resources Company
Quantum Energy Partners
Chevron Technology Ventures
Siemens Venture Capital
Commercial Funding International
Imperial Capital
HSBC
Somerset Capital
Corix
OPIC
EXIM
Standard Bank
Blackrock
Denham Capital
Hudson Cleantech
Deutsche Bank

Ocean Thermal Energy Corporation
Baha Mar SDC Project

APPENDIX B

Milestones

1.	Conditional financing commitment letter delivered to the Company by Raymond James by no later than Friday, April 1, 2011.

2.
Raymond James’ recommended plan of finance delivered to the Company within approximately thirty (30) calendar days after the Build, Operate, Own and Transfer Agreement (the “BOOT Agreement”) is finalized.

3.	Selection and engagement of placement and debt counsel by within approximately thirty (30) calendar days after the BOOT Agreement is finalized.

4.
Kick-off meeting, defined as the event where representatives of OTEC, all vital financing counsel and consultants are present with the intention of discussing the plan of finance, expected documentation and financing schedule, within approximately ten (10) business days after the BOOT Agreement is finalized (the “Kick-off Meeting”).

5.
Environmental comfort letter, draft Engineering, Procurement and Construction Agreement and Operations and Maintenance agreements executed by within approximately thirty (30) calendar days after the BOOT Agreement is finalized.

6.	First draft of offering memorandum due within approximately twenty (20) calendar days after the Kick-off Meeting.

7.	Marketing commences upon the working groups’ agreement that all documentation is acceptable.

8.	Marketing closes upon the formal declaration of the pricing period and documents finalized between the period from the formal award and financial closing of the debt.

If the Boot Agreement is materially delayed, then the milestone dates above shall be postponed day for day accordingly. Debt finance completion is expected within approximately thirty (30) days after receipt of all permits and approvals required to commence construction.